Exhibit 99.1

P.O. Box 150 San Bernardino, California 92408	Contact: Phil Smith Stater Bros. Holdings Inc. (909) 733-5287
P R E S S R E L E A S E
For Immediate Release
Tuesday, May 12, 2009
STATER BROS. HOLDINGS INC. ANNOUNCES
SECOND QUARTER SALES INCREASE
San Bernardino, California — May 12, 2009: Today, Jack H. Brown, Chairman, President and Chief Executive Officer of Stater Bros. Holdings Inc. announced financial results for the thirteen week second quarter and twenty-six week year-to-date period ended on March 29, 2009.
Sales for the thirteen week second quarter ended March 29, 2009, increased 0.61% to $931.0 million compared to $925.4 million for the thirteen weeks ended March 30, 2008. The Easter holiday fell in the second quarter of fiscal 2008 and in the third quarter of fiscal 2009. After taking into consideration the timing effect of the Easter Holiday, like store sales increased 0.41% for the thirteen weeks ended March 29, 2009.
Total sales for the twenty-six weeks ended March 29, 2009, increased $21.9 million or 1.17% and amounted to $1.89 billion compared to $1.87 billion for the same period in fiscal 2008. Year-to-date like store sales, adjusted for the timing effect of the Easter Holiday, increased 0.91% in fiscal 2009 compared to the same period in fiscal 2008.
The Company reported net income of $11.1 million and $13.5 million in the second quarter of fiscal 2009 and fiscal 2008 respectively. Net income for the fiscal year-to-date periods amounted to $14.7 million in 2009 and $24.3 million in 2008.
Brown said; “We are pleased with our operating results for the quarter and the first twenty-six weeks of our fiscal year. We had more than 1.8 million additional customer visits to our Supermarkets during the first two quarters of this fiscal year. We remain committed to assisting our “Valued Customer” during these very tough economic times by holding on price increases as long as we can, providing outstanding value, friendly service and a satisfying shopping experience on each and every one of their visits to our Supermarkets.”
Stater Bros. Holdings Inc. is the largest privately held Supermarket Chain in Southern California and operates 166 supermarkets through its wholly owned subsidiary, Stater Bros. Markets.
For information contact: Jack H. Brown, Chairman, President and Chief Executive Officer at (909) 733-5000.
STATER BROS. MARKETS...SERVING SOUTHERN CALIFORNIA FOR 73 GOLDEN YEARS
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STATER BROS. HOLDINGS INC.
Condensed Consolidated Balance Sheets
(In thousands)
Unaudited

	09/28/2008	03/29/2009
Assets
Current assets
Cash and cash equivalents	$144,942	$151,783
Restricted cash	5,621	3,121
Receivables, net	56,993	47,792
Inventories	233,719	228,526
Other	36,174	34,966

Total current assets	477,449	466,188

Property and equipment, net	732,326	728,010

Deferred debt issuance costs, net	14,478	12,864
Other	52,622	55,002

Total assets	$1,276,875	$1,262,064

Liabilities and stockholder’s equity
Current liabilities
Accounts payable	$167,647	$134,690
Accrued expenses and other liabilities	139,311	133,044
Current portion of capital lease obligations	1,162	1,252

Total current liabilities	308,120	268,986

Long-term debt	810,000	810,000
Capital lease obligations, less current portion	5,124	4,474
Other long-term liabilities	113,125	123,436

Total stockholder’s equity	40,506	55,168

Total liabilities and stockholder’s equity	$1,276,875	$1,262,064

STATER BROS. HOLDINGS INC.
Condensed Consolidated Statements of Income
(In thousands)
Unaudited

	13 Weeks	13 Weeks	26 Weeks	26 Weeks
	Ended	Ended	Ended	Ended
	03/30/08	03/29/09	03/30/08	03/29/09
Sales	$925,361	$930,996	$1,868,391	$1,890,249

Gross profit	256,278	255,826	500,707	502,688

Operating expenses:
Selling, general and administrative expenses	208,532	206,312	412,850	417,316
Depreciation and amortization	13,165	13,552	26,073	26,912

Total operating expenses	221,697	219,864	438,923	444,228

Operating profit	34,581	35,962	61,784	58,460

Interest income	1,622	125	4,013	330
Interest expense	(14,422)	(17,348)	(28,003)	(34,448)
Other income (expenses), net	865	(43)	2,740	106

Income before income taxes	22,646	18,696	40,534	24,448

Income taxes	9,115	7,575	16,252	9,786

Net income	$13,531	$11,121	$24,282	$14,662